As filed with the U.S. Securities and Exchange Commission on April 21, 2016

Registration No. 333-203639

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective
Amendment No. 1
to

FORM S-11

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

CIM COMMERCIAL TRUST CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Garner II
Chief Executive Officer
CIM Commercial Trust Corporation
17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Patrick S. Brown

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
(310) 712-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 is being filed in order to incorporate by reference the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission and to make certain corresponding changes in the Registration Statement including the deletion of information so incorporated by reference. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information set forth in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated April 21, 2016

19,500,000 Shares
CIM Commercial Trust Corporation
Common Stock

The selling stockholder identified in this prospectus, which we refer to as the Selling Stockholder, is offering up to 19,500,000 shares of common stock, $0.001 par value per share, of CIM Commercial Trust Corporation, which we refer to as our Common Stock. The registration of the shares of Common Stock offered hereby does not necessarily mean that any of the shares of Common Stock will be offered or sold by the Selling Stockholder. We are registering the resale of the Common Stock as required by the Registration Rights and Lockup Agreement, dated March 11, 2014, between us and the Selling Stockholder, which we refer to as the Registration Rights and Lockup Agreement.

The Selling Stockholder will receive all of the net proceeds from this offering and we will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the Selling Stockholder. We have agreed to pay all expenses relating to registering the Common Stock.

The Selling Stockholder may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the Common Stock being registered pursuant to this prospectus.

The Common Stock currently trades on the NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “CMCT.” The last reported sales price of our Common Stock on April 20, 2016 was $18.85 per share.

We have elected to qualify to be taxed as a real estate investment trust, which we refer to as a REIT, for U.S. federal income tax purposes. Our Common Stock is subject to limitations on ownership and transfer that are primarily intended to assist us in qualifying as a REIT. Subject to certain exceptions, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our stock, or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” included in this prospectus.

Investing in our securities involves significant risks. See “Risk Factors” on page 10 and included in our most recent Annual Report on Form 10-K for the year ended December 31, 2015 about factors you should consider before buying our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2016

i

ii

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Neither we nor the Selling Stockholder are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any purchase of our Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date. To understand this offering fully, you should read this entire document carefully, as well as the “Risk Factors” on page 10 and included in our most recent Annual Report on Form 10-K for the year ended December 31, 2015.

Unless otherwise indicated in this prospectus, “CIM Commercial,” the “Company,” “our company,” “we,” “us” and “our” refer to CIM Commercial Trust Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, which we refer to as the SEC, allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 15, 2016.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decision.

CIM Commercial Trust Corporation

Company Overview

CIM Commercial is a Maryland corporation and REIT. Our principal business is to invest in, own, and operate Class A and creative office investments in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers-to-entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the improving demographics, public commitment, and significant private investment that characterize these areas.

We are managed by affiliates of CIM Group, L.P., which we refer to as CIM Group or CIM. Our wholly-owned subsidiary, CIM Urban Partners, L.P., is party to an Investment Management Agreement with CIM Investment Advisors, LLC, an affiliate of CIM Group, pursuant to which CIM Investment Advisors provides investment advisory services to CIM Urban Partners, L.P.  In addition, we are party to a Master Services Agreement with CIM Service Provider, LLC, an affiliate of CIM Group, pursuant to which CIM Service Provider provides or arranges for other service providers to provide management and administration services to us. CIM Group is a vertically-integrated, full-service investment manager with multi-disciplinary expertise and in-house research, acquisition, investment, development, finance, leasing, and management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York.

We seek attractive risk-adjusted returns by utilizing the CIM platform which has generated superior returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations. Over time, we seek to expand our real estate holdings in communities targeted by CIM Group for investment, supported by CIM Group’s broad real estate investment capabilities, as part of our plan to prudently grow market value and earnings.

We invest primarily in substantially stabilized real estate and real estate-related assets located in areas that CIM has targeted for opportunistic investment. CIM targets investments in diverse types of real estate assets, including office, retail, for-rent and for-sale multifamily residential, hotel, parking, and signage through CIM’s extensive network and its current opportunistic investment activities.

Our Common Stock is traded on NASDAQ under the ticker symbol “CMCT.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Properties

As of December 31, 2015, our real estate portfolio consisted of 33 assets, all of which are fee-simple properties except one leasehold property. As of December 31, 2015, our 24 office properties (including two parking garages, one of which has street level retail space, and two development sites, one of which is being used as a parking lot), totaling approximately 5.6 million rentable square feet, were 86.9% occupied; our multifamily properties, composed of 930 units, were 92.4% occupied; and our hotels, which have a total of 1,070 rooms, had revenue per available room of $108.88 for the year ended December 31, 2015. Our office portfolio contributed approximately 70.1% of revenue from continuing operations for the year ended December 31, 2015, while our hotel portfolio contributed approximately 22.9%, and our multifamily portfolio contributed approximately 7.0%. See the “Business” and “Properties” sections in our most recent Annual Report on Form 10-K for the year ended December 31, 2015.

Our office leases generally have terms ranging from three to ten years. Most of our leases for office properties are for fixed rentals with periodic pre-negotiated increases and are not based on the income, profits or sales of any person. Our office leases typically provide that the landlord is responsible for some property related expenses during the lease term, but the cost of some of the expenses are reimbursed to us by the tenant in various proportions. In these office leases, the tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord’s failure to perform its obligations under the lease.

As of the date of this prospectus, the Company has no current active plans for major renovation, improvement or development of the Company’s properties, other than ongoing repair and maintenance. However, we may in the future decide to do so.

Most of the properties in our portfolio are covered under blanket insurance policies for liability, fire, business interruption and rental loss. We also carry earthquake insurance on our properties in California and maintain terrorism insurance coverage on our portfolio. Subject to the limitations described in “Potential losses may not be covered by insurance” and “Terrorism and war could harm our operating results” under the “Risk Factors” section on page 10 and included in our most recent Annual Report on Form 10-K for the year ended December 31, 2015, we believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss and the cost of the coverage.

Overview and History of CIM Group

CIM is a privately held California domiciled limited partnership, specializing in private equity real estate and infrastructure investments. CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avi Shemesh and has assets under management, which we refer to as AUM, of approximately $18.8 billion and equity under management, which we refer to as EUM, of approximately $11.6 billion, in each case as of September 30, 2015(1). CIM has systematically developed its urban investing discipline over the past 22 years. CIM Group’s three founding principals have worked together since inception and continue to direct the business of CIM and are actively involved in the day-to-day management along with ten other principals of CIM Group’s leadership team. CIM Group’s successful track record is anchored by CIM’s community-oriented approach to urban investing as well as a number

(1)                                 AUM, or Gross AUM, represents (i)(a) for real assets, the aggregate total gross assets, or GAV, at fair value, including the shares of such assets owned by joint venture partners and co-investments, of all of CIM’s advised accounts, we refer to each as an Account and collectively as the Accounts, or (b) for operating companies, the aggregate GAV less debt, including the shares of such assets owned by joint venture partners and co-investments, of all of the Accounts (not in duplication of the assets described in clause (i)(a)), plus (ii) the aggregate unfunded commitments of the Accounts, as of September 30, 2015.  The GAV is calculated on the same basis as the September 30, 2015 unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles on a fair value basis, or Book Value, other than as described below with respect to CIM Urban REIT, LLC, which we refer to as CIM REIT. The only investment currently held by CIM REIT consists of shares in the Company; the Book Value of CIM REIT is determined by assuming the underlying assets of the Company are liquidated based upon management’s estimate of fair value.  CIM does not presently view the price of the Company’s publicly-traded shares to be a meaningful indication of the fair value of CIM REIT’s interest in the Company due to the fact that the publicly-traded shares of the Company represent less than 3% of the outstanding shares and are thinly-traded. See “Item 1A—Risk Factors—Risks Related to Our Common Stock” in our most recent Annual Report filed on Form 10-K for the year ended December 31, 2015.

EUM, or Net AUM, represents (i) the aggregate NAV of the Accounts (as described below), plus (ii) the aggregate unfunded commitments of the Accounts.  The NAV of each Account is based upon the aggregate amounts that would be distributable (prior to incentive fee allocations) to such Account assuming a “hypothetical liquidation” of the Account on the date of determination, assuming that:  (x) investments are sold at their Book Value (as defined above); (y) debts are paid and other assets are collected; and (z) appropriate adjustments and/or allocations between equity investors are made in accordance with applicable documents, in each case as determined in accordance with applicable accounting guidance.

of other competitive advantages including its use of low leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships.

CIM is a premier full service urban real estate and infrastructure fund manager with in-house research, acquisition, investment, development, finance, leasing and management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York. CIM has over 540 employees, including approximately 280 professionals. CIM has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations.

Principles

As described in “Business Objectives and Growth Strategies” and “Competitive Advantages” in the “Business Overview” section included in our Annual Report on Form 10-K for the year ended December 31, 2015, the community qualification process is one of CIM Group’s core competencies, which demonstrates a disciplined investing program and strategic outlook on urban communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

•                                          Product Non-Specific: CIM has extensive experience investing in a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM the ability to execute and capitalize on its urban strategy effectively. Successful investment requires selecting the right markets coupled with providing the right product. CIM’s experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market’s requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in urban markets which requires a diversified investment platform to successfully execute.

•                                          Community-Based Tenanting: CIM’s investment strategy focuses on the entire community and the best use of assets in that community. Owning a significant number of key properties in an area better enables CIM to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties. CIM believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

•                                          Local Market Leadership with North American Footprint: CIM maintains local market knowledge and relationships, along with a diversified North American presence, through its 103 qualified communities, which we refer to as Qualified Communities. Thus, CIM has the flexibility to invest in its Qualified Communities only when the market environment meets CIM’s investment and underwriting standards. CIM does not need to invest in a given community or product type at a specific time due to its broad proprietary pipeline of communities.

•                                          Investing Across the Capital Stack: CIM has extensive experience investing across the capital stack including equity, preferred equity, debt and mezzanine investments, giving it the flexibility to structure transactions in efficient and creative ways.

Policies with Respect to Certain Activities

The following is a discussion of certain of our policies. These policies may be amended or revised from time to time by our board of directors, which we refer to as our Board of Directors, without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our principal business is to invest in, own, and operate Class A and creative office investments in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers-to-entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the improving demographics, public commitment, and significant private investment that characterize these areas.

We seek attractive risk-adjusted returns by utilizing the CIM platform, which has generated superior returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations. Over time, we seek to expand our real estate holdings in communities targeted by CIM Group for investment, supported by CIM Group’s broad real estate investment capabilities, as part of our plan to prudently grow market value and earnings. While we seek to provide quarterly cash dividends and achieve long-term capital appreciation through increases in the value of our investments, we have not established a specific policy regarding which of these objectives is our priority.

We currently have substantial borrowing capacity and will likely finance our future activities through one or more of the following methods: (i) offerings of shares of common stock, preferred stock, senior unsecured securities, and/or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing investments as collateral; (iv) the sale of existing investments; and/or (v) cash flows from operations. We expect to maintain leverage levels that are comparable to those of other commercial REITs engaged in business strategies similar to our own.

We have not offered our Common Stock or other securities in exchange for property (other than as contemplated by the Merger Agreement, dated July 8, 2013, which we refer to as the Merger Agreement, between PMC Commercial Trust and CIM REIT, an affiliate of CIM Group, and the subsidiaries of the respective parties), but may engage in such activities in the future.

We have not repurchased or otherwise reacquired shares of our Common Stock or other securities, but may engage in such activities in the future.

Investments in Real Estate Mortgages

Through our lending business, we are a national lender that primarily originates loans to small businesses.  We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

As part of our lending business, we originate commercial real estate loans for properties that are primarily located in CIM Group’s Qualified Communities. We target investments between $15 million and $150 million with a focus on developing a diversified pool of loans. These loans are typically short duration (five years or less, inclusive of extension options), floating rate and are expected to be:

•                                          limited and/or non recourse junior (mezzanine, b-note or 2nd lien) and senior construction loans; or

•                                          limited and/or non recourse junior (mezzanine, b-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

We intend to participate with one or more institutional investors with respect to a substantial portion of these loans, and/or syndicate a substantial portion of these loans to, one or more institutional investors.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

We have no current plan to invest in debt or equity securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. However, subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may make such investments in the future, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities.

Investment in Other Securities

Other than securities that fit into our investment strategy, we do not intend to invest in securities.

We have not engaged in trading or underwriting of securities, and do not intend to do so as of the date of this prospectus.

The Offering

Issuer	CIM Commercial Trust Corporation.

Common Stock Offered by Us	None.

Common Stock Offered by Selling Stockholder	19,500,000 shares.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholder.

Listing	Our Common Stock is listed on NASDAQ under “CMCT.”

Restrictions on Ownership

Our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our stock, or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock; however, our Board of Directors has waived these ownership limits for certain persons. See “Description of Capital Stock—Restrictions on Ownership and Transfer” included in this prospectus.

Risk Factors	An investment in our Common Stock involves risks. Please read “Risk Factors” on page 10 and included in our most recent Annual Report on Form 10-K for the year ended December 31, 2015.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors below as well as those described in Part I — Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and all other information contained in this prospectus or in the documents incorporated by reference before making a decision to purchase our securities. For more information, see the section entitled “Where You Can Find More Information” on page 40 of this prospectus. These factors could have a material impact on our asset valuations, results of operations or financial condition and could also impair our ability to maintain dividend distributions at current or anticipated levels.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

Subject to certain restrictions, a REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% (25% with respect to the REIT’s taxable years ending after December 31, 2009 and on or before December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary generally will pay income tax at regular corporate rates on any taxable income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

Our taxable REIT subsidiaries are subject to normal corporate income taxes. We continuously monitor the value of our investments in taxable REIT subsidiaries for the purpose of ensuring compliance with the rule that no more than 20% or 25% (as applicable) of the value of our assets may consist of taxable REIT subsidiary stock and securities (which is applied at the end of each calendar quarter). The aggregate value of our taxable REIT subsidiary stock and securities is less than 25% of the value of our total assets (including our taxable REIT subsidiary stock and securities) as of December 31, 2015. In addition, we will scrutinize all of our transactions with our taxable REIT subsidiaries for the purpose of ensuring that they are entered into on arm’s length terms in order to avoid incurring the 100% excise tax described above. There are no distribution requirements applicable to the taxable REIT subsidiaries and after tax earnings may be retained. There can be no assurance, however, that we will be able to comply with the 20% or 25% limitation (as applicable) on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, which are intended to be covered by the safe harbors created thereby. You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “target,” “could,” “would,” “estimate,” “continue,” “pursue” or “should” or the negative or other words or expressions of similar meaning, may identify forward- looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this prospectus. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

Forward-looking statements are necessary estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

•                                          global, national, regional and local economic conditions;

•                                          competition from other available space;

•                                          local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                                          management of our properties;

•                                          the development and/or redevelopment of our properties;

•                                          changes in market rental rates;

•                                          the timing and costs associated with property improvements and rentals;

•                                          whether we are able to pass all or portions of any increases in operating costs through to tenants;

•                                          changes in real estate taxes and other expenses;

•                                          whether tenants and users such as customers and shoppers consider a property attractive;

•                                          the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                                          availability of financing on acceptable terms or at all;

•                                          inflation, interest rate, securities market and monetary fluctuations;

•                                          movements in interest rates;

•                                          negative trends in our market capitalization and adverse changes in the price of our Common Stock;

•                                          political instability;

•                                          acts of war or terrorism;

•                                          changes in consumer spending, borrowings and savings habits;

•                                          technological changes;

•                                          our ability to obtain adequate insurance;

•                                          changes in zoning laws and taxation;

•                                          government regulation;

•                                          consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

•                                          potential liability under environmental or other laws or regulations;

•                                          natural disasters;

•                                          general competitive factors;

•                                          climate changes;

•                                          the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•                                          ability to retain and attract skilled employees;

•                                          changes in our organization, compensation and benefit plans; and

•                                          our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We will receive no proceeds from the shares of Common Stock sold by the Selling Stockholder. We have agreed to pay all expenses relating to registering the shares of Common Stock, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the shares of Common Stock by the Selling Stockholder. Except as described in “Prospectus Summary” beginning on page 4, the Selling Stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table is based on information provided to us by the Selling Stockholder on or about April 18, 2016 and as of such date. In accordance with the terms of the Registration Rights and Lockup Agreement with the Selling Stockholder, this prospectus covers the resale of 19,500,000 shares of Common Stock.

The percentages below are calculated based on 97,666,021 shares of Common Stock issued and outstanding as of April 18, 2016.

	Beneficial Ownership Prior to the Offering			Beneficial Ownership After the Offering (2)
Name and Address of Beneficial Owner	Number of Common Stock Beneficially Owned	Percent	Common Stock Being Offered	Number of Common Stock Beneficially Owned	Percent
Urban Partners II, LLC(1) c/o/ CIM Group 4700 Wilshire Boulevard Los Angeles, CA 90010	95,440,000	97.7%	19,500,000	75,940,000	77.8%

(1)         Messrs. Ressler, Shemesh and Kuba may be deemed to beneficially own 95,440,000 shares by virtue of their position as the control persons of CIM Holdings, Inc., which is the sole managing member of CIM Group, which is the sole manager of CIM Urban Partners GP, LLC, which is the sole managing member of Urban Partners II, LLC, that has the power to vote and dispose of such shares.

(2)         Assumes all shares being offered are sold. As of the date of this prospectus, no sales or distributions have occurred.

DESCRIPTION OF CAPITAL STOCK

In this section, references to “the Company,” “we,” “our,” and “us” refer only to CIM Commercial Trust Corporation and not its consolidated subsidiaries.

The following is a summary description of our capital stock. This description is not complete and is qualified in its entirety by reference to the provisions of charter and bylaws and the applicable provisions of the Maryland General Corporation Law, which we refer to as the MGCL. Our charter and bylaws are incorporated by reference, as exhibits, in this prospectus and to our Annual Report on Form 10-K for the year ended December 31, 2015 (see “Where You Can Find More Information”).

General

Our charter provides that we may issue up to 900,000,000 shares of common stock, $0.001 par value per share, or our Common Stock, and up to 100,000,000 shares of preferred stock, $0.001 par value per share, or our Preferred Stock. Our charter authorizes our Board of Directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire Board of Directors and without stockholder approval. As of April 18, 2016, 97,666,021 shares of our Common Stock and no shares of our Preferred Stock were issued and outstanding. Our Common Stock was held by approximately 603 stockholders of record as of April 18, 2016. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of Common Stock offered in this offering are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of assets legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

Classification or Reclassification of Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock or Preferred Stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, and authorizes us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock then outstanding, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders. As of the date hereof, no shares of Preferred Stock are outstanding.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, shares of stock in excess of 9.8% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock, or 9.8% of the number of shares or value, whichever is more restrictive, of the shares of our outstanding Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person’s percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

Our charter further prohibits (1) any person from beneficially or constructively owning our stock that (i) would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (ii) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iii) would otherwise cause us to fail to qualify as a REIT, or (2) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on transfer and ownership, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (1)(i), (iii) and (2) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 9.8% ownership limit and the restrictions listed under (1)(ii) in the preceding paragraph for Urban Partners II, LLC, an affiliate of CIM Group, which we refer to as Urban II, CIM REIT, CIM Urban Partners GP, LLC, CIM Service Provider, LLC and persons owning a direct or indirect interest in Urban II, CIM REIT, CIM Urban Partners GP, LLC or CIM Service Provider, LLC.

Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on transfer and ownership contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of, the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for shares of Common Stock is American Stock Transfer and Trust Company.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

Our Board of Directors

Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                                          an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•                                          was committed in bad faith; or

•                                          was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                                          a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                                          a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                                          any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                                          any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

We have elected to opt out of these provisions of the MGCL by resolution of our Board of Directors. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares previously acquired, directly or indirectly, by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

We have elected to opt out of these provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•                                          a classified board consisting of three classes;

•                                          a two-thirds vote requirement for removing a director;

•                                          a requirement that the number of directors be fixed only by vote of the directors;

•                                          a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•                                          a majority stockholder vote requirement for the calling of a special meeting of stockholders.

Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our board.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors, or (3) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (a) by or at the direction of our Board of Directors, or (b) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the taxation of CIM Commercial Trust Corporation, which we refer to as CIM Commercial, and the material U.S. Federal income tax consequences to holders of Common Stock of CIM Commercial. This discussion is for your general information only. For purposes of this section under the heading “Material U.S. Federal Income Tax Consequences,” references to “CIM Commercial” mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold shares of Common Stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•                                          dealers in securities or currencies;

•                                          traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•                                          banks;

•                                          insurance companies;

•                                          tax-exempt organizations;

•                                          persons liable for the alternative minimum tax;

•                                          persons that hold shares of Common Stock that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•                                          persons that purchase or sell shares as part of a wash sale for tax purposes; and

•                                          U.S. shareholders whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

If a partnership holds shares of stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the shares.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Common Stock, including the federal, state, local and foreign tax consequences of acquiring, owning and selling shares of Common Stock in your particular circumstances and potential changes in applicable laws.

As used in this section, the term “U.S. shareholder” means a holder of shares of CIM Commercial Common Stock, who, for U.S. federal income tax purposes, is:

•              a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income taxation regardless of the income’s source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis, who own shares of CIM Commercial stock or a fixed rate security are referred to in this section as “non-U.S. shareholders.”

Taxation of CIM Commercial as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with its taxable year ended December 31, 2014, CIM Commercial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CIM Commercial’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court.

In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CIM Commercial and its subsidiary that is also a REIT, which we refer to as the REIT Subsidiary.

CIM Commercial’s qualification as a REIT under the Code will depend upon the continuing satisfaction by CIM Commercial and, given CIM Commercial’s current ownership interests in its REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CIM Commercial intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CIM Commercial or REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other such law firm will monitor the compliance of CIM Commercial or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, CIM Commercial generally will not have to pay U.S. federal corporate income taxes on CIM Commercial’s net income that CIM Commercial currently distributes to its shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation. CIM Commercial’s dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate holders and (ii) the corporate dividends-received deduction.

However, CIM Commercial may have to pay U.S. federal income tax as follows:

•                  First, if CIM Commercial has any undistributed REIT taxable income, including undistributed net capital gains then CIM Commercial will have to pay tax at regular corporate rates on such income and gains.

•                  Second, under certain circumstances, CIM Commercial may have to pay the alternative minimum tax on CIM Commercial’s items of tax preference.

•                  Third, if CIM Commercial has (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, CIM Commercial will have to pay tax at the highest corporate rate on that income.

•                  Fourth, if CIM Commercial has net income from “prohibited transactions,” as defined in the Code, CIM Commercial will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fifth, if CIM Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “Requirements for Qualification—Income Tests,” but has nonetheless maintained CIM Commercial’s qualification as a REIT because CIM Commercial has satisfied some other requirements, CIM Commercial will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial’s profitability.

•                  Sixth, if CIM Commercial should fail to distribute during each calendar year at least the sum of (1) 85% of CIM Commercial’s REIT ordinary income for that year, (2) 95% of CIM Commercial’s REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•                  Seventh, if CIM Commercial acquires any asset from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of CIM Commercial, and CIM Commercial recognizes gain on the disposition of that asset during the five-year period beginning on the date on which CIM Commercial acquired that asset, then CIM Commercial will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation generally has to pay full corporate-level tax.

•                  Eighth, if CIM Commercial derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CIM Commercial could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

•                  Ninth, if CIM Commercial receives non-arm’s-length income from a TRS (as defined under “Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of CIM Commercial, CIM Commercial will be subject to a 100% tax on the amount of CIM Commercial’s non-arm’s-length income.

•                  Tenth, if CIM Commercial fails to satisfy a REIT asset test, as described below, due to reasonable cause and CIM Commercial nonetheless maintains its REIT qualification because of specified cure provisions, CIM Commercial will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CIM Commercial to fail such test.

•                  Eleventh, if CIM Commercial fails to satisfy any provision of the Code that would result in CIM Commercial’s failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, CIM Commercial may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•                  that is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for REITs;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities, or the “not closely held requirement;” and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

CIM Commercial has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that it has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CIM Commercial’s charter provides for restrictions regarding the ownership and transfer of the shares of CIM Commercial stock. These restrictions are intended to, among other things, assist CIM Commercial in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the shares of CIM Commercial stock are described in this prospectus under the heading “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Disregarded Entity Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and items of these kinds of CIM Commercial, unless CIM Commercial makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CIM Commercial’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CIM Commercial. References to disregarded entity subsidiaries in this section include QRSs.

Investments in Partnerships. If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CIM Commercial’s proportionate share of the assets, liabilities and items of income of any partnership in which CIM Commercial is a partner will be treated as assets, liabilities and items of income of CIM Commercial for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which CIM Commercial owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CIM Commercial’s ability to satisfy the REIT income and asset tests and the determination of whether CIM Commercial has net income from prohibited transactions. See the fourth bullet point under the heading “Taxation of CIM Commercial as a REIT” above for a brief description of prohibited transactions.

Taxable REIT Subsidiaries. A taxable REIT subsidiary, which we refer to as TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CIM Commercial’s TRSs will also be taxable, either (1) to CIM Commercial to the extent the dividend is retained by CIM Commercial or (2) to CIM Commercial’s shareholders to the extent the dividends received from the TRS are paid to CIM Commercial’s shareholders. CIM Commercial may hold more than 10% of the stock of a TRS without jeopardizing its qualification as a REIT under the Code notwithstanding the rule described below under “Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for CIM Commercial to qualify as a REIT under the Code, the securities of all of the TRSs in which CIM Commercial has invested either directly or indirectly may not represent more than 20% of the total value of CIM Commercial’s assets (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017). CIM Commercial believes that the aggregate value of all of its interests in TRSs has represented less than 20% (and expects that for its taxable years ending after December 31, 2009 and on or before December 31, 2017, has represented and will continue to represent less than 25%) of the total value of CIM Commercial’s assets; however, CIM Commercial cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests. In order to maintain CIM Commercial’s qualification as a REIT, CIM Commercial annually must satisfy two gross income requirements.

•                  First, CIM Commercial must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CIM Commercial that are paid or reimbursed by tenants.

•                  Second, at least 95% of CIM Commercial’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that CIM Commercial receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CIM Commercial, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CIM Commercial owns more than a 10% interest in the subsidiary. We refer to a tenant in which CIM Commercial owns a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, except as described below, CIM Commercial generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CIM Commercial derives no revenue or through a TRS. However, CIM Commercial may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

CIM Commercial does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

CIM Commercial directly performs services for some of its tenants. CIM Commercial does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If CIM Commercial were to provide services to a tenant of a property of CIM Commercial other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CIM Commercial for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CIM Commercial during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CIM Commercial with respect to the property will not qualify as rents from real property, even if CIM Commercial provides the impermissible service to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

From time to time, CIM Commercial may enter into hedging transactions with respect to one or more of CIM Commercial’s assets or liabilities. CIM Commercial’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income CIM Commercial derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is, however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term “hedging transaction,” as used above, generally means any transaction CIM Commercial enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CIM Commercial. For transactions entered into after July 30, 2008, the term “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term “hedging transaction” also includes hedges of other hedging transactions described in this paragraph.  CIM Commercial intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

As a general matter, certain foreign currency gains recognized after July 30, 2008 by CIM Commercial will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If CIM Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CIM Commercial may nevertheless qualify as a REIT for that year if CIM Commercial satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  CIM Commercial’s failure to meet the income tests was due to reasonable cause and not due to willful neglect and

•                  CIM Commercial files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the Internal Revenue Service.

CIM Commercial might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CIM Commercial would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (ii) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial’s profitability.

Asset Tests. CIM Commercial, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

•                  First, at least 75% of the value of CIM Commercial’s total assets must be represented by real estate assets, including (a) real estate assets held by CIM Commercial’s disregarded entity subsidiaries (if any), CIM Commercial’s allocable share of real estate assets held by partnerships in which CIM Commercial owns an interest and stock issued by another REIT, (b) for a period of one year from the date of CIM Commercial’s receipt of proceeds of an offering of the shares of CIM Commercial stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•                  Second, not more than 25% of CIM Commercial’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CIM Commercial’s total assets may be represented by “nonqualified” debt instruments issued by publicly offered REITs).

•                  Third, not more than 20% of CIM Commercial’s total assets may constitute securities issued by TRSs (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CIM Commercial may not exceed 5% of the value of CIM Commercial’s total assets.

In addition, not more than 25% of the value of CIM Commercial’s total assets may consist of “nonqualified” publicly offered CIM Commercial debt, as defined in Section 856(c)(5)(L) of the Code.

•                  Fourth, CIM Commercial may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Solely for the purposes of the 10% value test described above, the determination of CIM Commercial’s interest in the assets of any partnership or limited liability company in which CIM Commercial owns an interest will be based on CIM Commercial’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

If the Internal Revenue Service successfully challenges the partnership status of any of the partnerships in which CIM Commercial maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CIM Commercial could lose its REIT status. In addition, in the case of such a successful challenge, CIM Commercial could lose its REIT status if such recharacterization results in CIM Commercial otherwise failing one of the asset tests described above.

Certain relief provisions may be available to CIM Commercial if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CIM Commercial will be deemed to have met the 5% and 10% REIT asset tests if the value of CIM Commercial’s nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of CIM Commercial’s assets at the end of the applicable quarter and (b) $10,000,000, and (ii) CIM Commercial disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CIM Commercial may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

Annual Distribution Requirements. CIM Commercial, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CIM Commercial’s shareholders in an amount at least equal to (1) the sum of (a) 90% of CIM Commercial’s “REIT taxable income,” computed without regard to the dividends paid deduction and CIM Commercial’s net capital gain, and (b) 90% of CIM Commercial’s net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if CIM Commercial acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CIM Commercial may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which the distributions relate, or in the following taxable year if declared before CIM Commercial timely files its tax return for the year to which the distributions relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the distributions were paid on December 31 of the year declared.

To the extent that CIM Commercial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CIM Commercial’s REIT taxable income, as adjusted, CIM Commercial will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CIM Commercial fails to distribute during each calendar year at least the sum of (a) 85% of CIM Commercial’s ordinary income for that year, (b) 95% of CIM Commercial’s capital gain net income for that year and (c) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

CIM Commercial intends to satisfy the annual distribution requirements.

From time to time, CIM Commercial may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when CIM Commercial actually receives income and when CIM Commercial actually pays deductible expenses and (b) when CIM Commercial includes the income and deducts the expenses in arriving at CIM Commercial’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CIM Commercial may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, CIM Commercial may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in CIM Commercial’s deduction for dividends paid for the earlier year. Thus, CIM Commercial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CIM Commercial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If CIM Commercial would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CIM Commercial’s qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CIM Commercial pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

If CIM Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CIM Commercial will have to pay tax, including any applicable alternative minimum tax, on CIM Commercial’s taxable income at regular corporate rates. CIM Commercial will not be able to deduct distributions to shareholders in any year in which CIM Commercial fails to qualify, nor will CIM Commercial be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CIM Commercial will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CIM Commercial might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If CIM Commercial holds a residual interest in a REMIC or certain interests in a TMP from which CIM Commercial derives “excess inclusion income,” CIM Commercial may be required to allocate such income among its shareholders in proportion to the dividends received by CIM Commercial’s shareholders, even though CIM Commercial may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

Taxation of Holders of Common Stock

U.S. Shareholders

Dividends. As long as CIM Commercial qualifies as a REIT, distributions made by CIM Commercial out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to CIM Commercial’s taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends CIM Commercial received from a corporation in which CIM Commercial owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of CIM Commercial’s REIT taxable income (taking into account the dividends paid deduction available to CIM Commercial) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset in the hands of the C corporation for CIM Commercial’s previous taxable year and less any taxes paid by CIM Commercial during its previous taxable year, or (c) that represents earnings and profits that were accumulated in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both CIM Commercial and individual shareholder level. Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from CIM Commercial. Distributions made by CIM Commercial will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by CIM Commercial that CIM Commercial properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed CIM Commercial’s actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held the shares of CIM Commercial stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that CIM Commercial makes distributions not designated as capital gain dividends in excess of CIM Commercial’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis that the U.S. shareholder has in the shares of CIM Commercial stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in the shares of CIM Commercial stock will be taxable as capital gains, provided that the shares of CIM Commercial stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of CIM Commercial stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred stock before being allocated to other distributions.

As described above, dividends authorized by CIM Commercial in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by CIM Commercial and received by the shareholder on December 31 of that year, provided that CIM Commercial actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of CIM Commercial.

CIM Commercial may make distributions to holders of shares of Common Stock that are paid in shares of Common Stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of shares of Common Stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. shareholders holding shares of CIM Commercial stock at the close of CIM Commercial’s taxable year will be required to include, in computing the U.S. shareholders’ long-term capital gains for the taxable year in which the last day of CIM Commercial’s taxable year falls, the amount of CIM Commercial’s undistributed net capital gain that CIM Commercial designates in a written notice mailed to its shareholders. CIM Commercial may not designate amounts in excess of CIM Commercial’s undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by CIM Commercial in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such shareholders are deemed to have paid. U.S. shareholders will increase their basis in the shares of

CIM Commercial stock by the difference between the amount of the includible gains and the tax deemed paid by the shareholders in respect of these gains.

Distributions made by CIM Commercial and gain arising from a U.S. shareholder’s sale or exchange of shares of CIM Commercial stock will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of shares of CIM Commercial stock. When a U.S. shareholder sells or otherwise disposes of shares of CIM Commercial stock, the shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of CIM Commercial stock that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from CIM Commercial that were required to be treated as long-term capital gains.

Backup Withholding. CIM Commercial will report to its U.S. shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Internal Revenue Service may also impose penalties on a U.S. shareholder that does not provide CIM Commercial with such shareholder’s correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, CIM Commercial may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to CIM Commercial.

Taxation of Tax-Exempt Shareholders.  The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity.  Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entities described below and has not held its shares as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder.  Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by CIM Commercial that are allocable to CIM Commercial’s “excess inclusion” income, if any.

Income from an investment in shares of CIM Commercial stock will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the shares of CIM Commercial stock. Prospective investors of the types described in the preceding sentence should consult such investors’ own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that:

•                  is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;

•                  is described in certain provisions of the Code relating to tax-exempt organizations and

•                  holds more than 10% (by value) of the equity interests in CIM Commercial.

Tax-exempt pension, profit-sharing and stock bonus funds described in the first bullet point above are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•                  the REIT would not have qualified as a REIT but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and

•                  either (a) at least one qualified trust holds more than 25% by value of the outstanding capital stock of CIM Commercial or (b) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of CIM Commercial, hold in the aggregate more than 50% by value of the outstanding capital stock of CIM Commercial.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of CIM Commercial from unrelated trades or businesses, determined as though CIM Commercial were a qualified trust, less direct expenses related to this gross income to (b) the total gross income of CIM Commercial, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. CIM Commercial does not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “U.S. Shareholders” concerning the inclusion of CIM Commercial’s designated undistributed net capital gains in the income of CIM Commercial’s shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Medicare Tax. A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. shareholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. shareholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s dividend income and the holder’s net gains from the disposition of shares of CIM Commercial stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. shareholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in CIM Commercial stock.

Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in CIM Common Stock, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by CIM Commercial of U.S. real property interests, as discussed below, and other than distributions designated by CIM Commercial as capital gain dividends, will be treated as ordinary income to the extent that the distributions are made out of CIM Commercial’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S.

shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in CIM Commercial stock is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. CIM Commercial expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with CIM Commercial or the appropriate withholding agent or (b) the non-U.S. shareholder files an Internal Revenue Service Form W-8-ECI or a successor form with CIM Commercial or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by CIM Commercial, the non-U.S. shareholder will be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital. Distributions in excess of CIM Commercial’s current and accumulated earnings and profits, which are not treated as attributable to the gain from CIM Commercial’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that the distributions do not exceed the non-U.S. shareholder’s adjusted basis in such shareholder’s shares of CIM Commercial stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. shareholder’s adjusted basis in such shareholder’s shares of CIM Commercial stock, the distributions will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if it is subsequently determined that the distribution was, in fact, in excess of CIM Commercial’s current and accumulated earnings and profits.

Also, CIM Commercial (or applicable withholding agent) could potentially be required to withhold at least 15% of any distribution in excess of CIM Commercial’s current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended, which we refer to as FIRPTA, upon a sale or exchange of shares of CIM Commercial stock. See discussion below under “Sales of Shares of CIM Commercial Stock.”

Capital Gain Dividends. Distributions that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests that are paid with respect to any class of CIM Commercial stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by CIM Commercial, and such distributions will be taxed as described above in “Ordinary Dividends”.

Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. CIM Commercial (or applicable withholding agent) is required by applicable

Treasury regulations under this statute to withhold 35% of any distribution that CIM Commercial could designate as a capital gain dividend. However, if CIM Commercial designates as a capital gain dividend a distribution made before the day CIM Commercial actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, CIM Commercial must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

Distributions to a non-U.S. shareholder that are designated by CIM Commercial at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by CIM Commercial of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

Share Distributions. CIM Commercial has not made, but in the future may make, distributions to holders of Common Stock that are paid in shares of Common Stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “Ordinary Dividends” and “Capital Gain Dividends.” If CIM Commercial (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of Common Stock, some of the shares that would otherwise be distributed will be retained and sold in order to satisfy such withholding obligations.

Sales of Shares of CIM Commercial Stock. Gain recognized by a non-U.S. shareholder upon a sale or exchange of shares of CIM Commercial stock generally will not be taxed under FIRPTA if CIM Commercial is a “domestically controlled REIT,” defined generally as a real estate investment, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless CIM Commercial has actual knowledge otherwise). CIM Commercial believes that it is a “domestically controlled REIT,” and, therefore, assuming that CIM Commercial continues to be a “domestically controlled REIT,” that taxation under this statute generally will not apply to the sale of shares of CIM Commercial stock. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares of CIM Commercial stock is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If CIM Commercial does not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. shareholder of a sale of shares of CIM Commercial stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares of CIM Commercial stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 10% of the shares of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or the five-year period ending on the date when the shareholder disposed of the shares. A non-U.S. shareholder that holds shares of a class of CIM Commercial stock that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the shareholder such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of CIM Commercial’s outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of shares of CIM Commercial stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares of CIM Commercial stock, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding and Information Reporting. If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend payments and

•                  the payment of the proceeds from the sale of shares of CIM Commercial stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•                  a valid Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person or

•                  other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of shares of CIM Commercial stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of shares of CIM Commercial stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•                  a U.S. person,

•                  a controlled foreign corporation for U.S. federal tax purposes,

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of such foreign partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

•                  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act, which we refer to as FATCA, a 30% withholding tax, which we refer to as FATCA Withholding, may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of CIM Commercial stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold shares of CIM Commercial stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of CIM Commercial stock before January 1, 2019.  You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Taxes

Shares of CIM Commercial stock held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

State or local taxation may apply to CIM Commercial and its shareholders in various state or local jurisdictions, including those in which CIM Commercial or its shareholders transact business or reside. The state and local tax treatment of CIM Commercial and its shareholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CIM Commercial.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock covered by this prospectus to permit the Selling Stockholder to conduct public secondary sales of the Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Common Stock offered by this prospectus. The aggregate proceeds to the Selling Stockholder from the sale of the Common Stock will be the sales price of the Common Stock less any discounts and commissions. The Selling Stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Common Stock to be made directly or through agents.

The Common Stock offered by this prospectus may be sold from time to time to purchasers:

•                                          directly by the Selling Stockholder and its successors, which include its donees, pledgees or transferees or its successors- in-interest, or

•                                          through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Stockholder or the purchasers of the Common Stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved; any such compensation paid to any underwriter, broker-dealer or agent in connection with any sale of common stock by the Selling Stockholder pursuant to this prospectus will be in compliance with Financial Industry Regulatory Authority guidelines addressing underwriting compensation in connection with public offerings.

The Selling Stockholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Common Stock by the Selling Stockholder and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Common Stock may be sold in one or more transactions at:

•                                          fixed prices;

•                                          prevailing market prices at the time of sale;

•                                          prices related to such prevailing market prices;

•                                          varying prices determined at the time of sale; or

•                                          negotiated prices.

The sales may be effected in one or more transactions:

•                                          on any national securities exchange or quotation on which the Common Stock may be listed or quoted at the time of the sale;

•                                          in the over-the-counter market;

•                                          in transactions other than on such exchanges or services or in the over-the-counter market;

•                                          through the writing of options (including the issuance by the Selling Stockholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•                                          in a public auction;

•                                          through the settlement of short sales; or

•                                          through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Common Stock, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•                                          engage in short sales of the Common Stock in the course of hedging their positions;

•                                          sell the Common Stock short and deliver the Common Stock to close out short positions;

•                                          loan or pledge the Common Stock to broker-dealers or other financial institutions that in turn may sell the Common Stock;

•                                          enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Common Stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•                                          enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of the Common Stock by the Selling Stockholder.

The Common Stock is listed on NASDAQ under the symbol “CMCT.”

There can be no assurance that the Selling Stockholder will sell any or all of the Common Stock under this prospectus. Further, we cannot assure you that the Selling Stockholder will not transfer, devise or gift the Common Stock by other means not described in this prospectus. The Common Stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Stockholder and any other person participating in the sale of the Common Stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock being distributed. This may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We have agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed to pay all of the expenses, other than underwriting discounts and commissions incurred in connection with registrations, incidental to the registration of the Common Stock, including all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants and one counsel for the Selling Stockholder.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus and certain other matters of Maryland law has been passed upon for us by Venable LLP. The description of the federal income tax consequences contained in the section of this prospectus captioned “Material U.S. Federal Income Tax Consequences” has been passed upon for us by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP has acted as our counsel in connection with this offering.

EXPERTS

Our consolidated financial statements and schedules as of and for the years ended December 31, 2015 and December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference in this prospectus in reliance upon the reports of BDO USA, LLP, registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of CIM Urban Partners, L.P. for the year ended December 31, 2013, and the 2013 financial information included in schedule III, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the merger of CIM Urban Partners, L.P. with CIM Commercial (formerly PMC Commercial Trust)). Such consolidated financial statements and financial statement schedule have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at www.cimcommercial.com. Written requests for copies of the documents we file with the SEC should be directed to: CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

April 21, 2016

CIM COMMERCIAL TRUST CORPORATION

19,500,000 Shares of Common Stock

PROSPECTUS

We and the Selling Stockholder have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$41,035.45
Accounting Fees and Expenses	$71,000.00
Legal Fees and Expenses	$130,000.00
Miscellaneous Expenses	$11,000.00
Total	$253,035.45	*

*Previously paid.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities and Use of Proceeds

None.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                                          an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•                                          was committed in bad faith; or

•                                          was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition,

Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                                          a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                                          a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                                          any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                                          any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Further, we have entered into an Indemnification Agreement with each of our directors and named executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

In addition, the Merger Agreement provides further indemnification to each manager, director or officer of the Company or any of its subsidiaries, together with such person’s heirs, executors and administrators, which indemnification will survive the merger contemplated by the Merger Agreement for a period of six years, in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of the Merger Agreement or any arrangement, agreement or document contemplated thereby or delivered in connection therewith, or otherwise directly or indirectly relating to the Merger Agreement or any such arrangement, agreement or document, or any of the transactions contemplated thereunder.

Item 35. Treatment of Proceeds From Stock Being Registered.

Not applicable.

Item 36. Exhibits

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

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(a)                                 Financial Statements

The section “Financial Statements and Supplementary Data” contained in our Annual Report on Form 10-K for the year ended December 31, 2015 is incorporated herein by reference.

(b)                                 Exhibits

See Exhibit Index below.

Item 37. Undertakings

The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate

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jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)                                 For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 21, 2016.

CIM COMMERCIAL TRUST CORPORATION

Dated: April 21, 2016

	By:	/s/ CHARLES E. GARNER II
Charles E. Garner II
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES E. GARNER II	Chief Executive Officer (Principal Executive Officer)	April 21, 2016
Charles E. Garner II

*	Chief Financial Officer (Principal Financial Officer and
David Thompson	Principal Accounting Officer)	April 21, 2016

*	Director
Douglas Bech		April 21, 2016

*	Director
Robert Cresci		April 21, 2016

*	Director
Kelly Eppich		April 21, 2016

*	Director
Frank H. Golay, Jr.		April 21, 2016

*	Director
Shaul Kuba		April 21, 2016

*	Director
Richard Ressler		April 21, 2016

*	Director
Avraham Shemesh		April 21, 2016

*By:	/s/ Charles E. Garner II
Charles E. Garner II
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Document

2.1

Agreement and Plan of Merger by and among CIM Urban REIT, LLC, CIM Merger Sub, LLC, PMC Commercial Trust and Southfork Merger Sub, LLC dated July 8, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated July 8, 2013).

2.2

Agreement and Plan of Merger, dated April 28, 2014, between PMC Commercial Trust and PMC Commercial Merger Sub, Inc. (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2014).

3.1	Articles of Amendment and Restatement of PMC Commercial Merger Sub, Inc. (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 9, 2014).

3.1(a)	Articles of Amendment (Name Change) (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1(b)	Articles of Amendment (Reverse Stock Split) (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1(c)	Articles of Amendment (Par Value Decrease) (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

4.1

Purchase Agreement among PMC Commercial Trust, PMC Preferred Capital Trust-A and Taberna Preferred Funding I, Ltd. dated March 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.2

Junior Subordinated Indenture between PMC Commercial Trust and JPMorgan Chase Bank, National Association as Trustee dated March 15, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.3

Amended and Restated Trust Agreement among PMC Commercial Trust, JPMorgan Chase Bank, National Association, Chase Bank USA, National Association and The Administrative Trustees Named Herein dated March 15, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.4	Preferred Securities Certificate (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.5	Floating Rate Junior Subordinated Note due 2035 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

**5.1	Opinion of Venable LLP (Incorporated by reference to Exhibit 5.1 to the Company’s pre-effective amendment to Form S-11 (File No. 333-203639), filed May 5, 2015).

*8.1	Opinion of Sullivan & Cromwell LLP.

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+10.1	2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).

+10.2	First Amendment to PMC Commercial Trust 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10 K filed with the SEC on March 16, 2015).

+10.3

2015 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement related to its 2015 annual meeting of stockholders, as filed with the SEC on April 17, 2015).

+10.4

Amended and Restated Executive Employment Contract with Jan F. Salit dated August 30, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2013).

+10.5

Amended and Restated Executive Employment Contract with Barry N. Berlin dated August 30, 2013 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2013).

10.6

Consent to Assignment and Limited Waiver to Agreement and Plan of Merger, dated as of November 20, 2013, by and among PMC Commercial Trust, CIM Urban REIT, LLC, Southfork Merger Sub, LLC, and CIM Merger Sub, LLC, the terms of which were acknowledged and agreed to by a new subsidiary formed by CIM Urban REIT, LLC, Urban Partners II, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 22, 2013).

10.7

Master Services Agreement, dated March 11, 2014 by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.8

Registration Rights and Lockup Agreement, dated March 11, 2014 by and among Urban Partners II, LLC and PMC Commercial Trust (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.9

Service Agreement, dated as of August 7, 2014, by and among CIM Commercial Trust Corporation and CIM Service Provider, LLC, under the Master Services Agreement dated March 11, 2014, by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.10

Form of Indemnification Agreement for directors and officers of CIM Commercial Trust Corporation (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.11

Credit Agreement, dated as of September 30, 2014, among CIM Commercial Trust Corporation, each guarantor party thereto, each lender party thereto, Bank of America, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A. as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 1, 2014).

10.12

First Amendment to Credit Agreement, dated as of January 14, 2015, among CIM Commercial Trust Corporation, each Lender party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 16, 2015).

10.13

Second Amendment to Credit Agreement, dated as of May 1, 2015, among CIM Commercial Trust Corporation, each Lender party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 4, 2015)

10.14

Staffing and Reimbursement Agreement, dated as of January 1, 2015, by and among CIM SBA Staffing, LLC, PMC Commercial Lending, LLC and CIM Commercial Trust Corporation (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

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10.15

Investment Management Agreement, dated as of May 20, 2005, between CIM Urban Partners, L.P. and CIM Urban REIT Management, Inc. (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.16

Investment Management Agreement, dated as of December 10, 2015, between CIM Urban Partners, L.P. and CIM Investment Advisors, LLC. (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 15, 2016).

10.17

Second Amended and Restated Agreement and Limited Partnership of CIM Urban Partners, L.P., dated as of December 22, 2005, by and among CIM Urban Partners GP, Inc. and CIM Urban REIT, LLC (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.18

Term Loan Agreement, dated as of May 8, 2015, among CIM Commercial Trust Corporation, each guarantor party thereto, Wells Fargo Bank, National Association, as Administrative Agent , Wells Fargo Securities, LLC and Capital One, National Association, as Joint Lead Arrangers and Joint Bookrunners, Capital One, National Association as Syndication Agent, PNC Bank, National Association as Documentation Agent and each lender party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015).

21.1	Subsidiaries of the Registrant. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 15, 2016).

*23.1	Consent of BDO USA, LLP.

*23.2	Consent of Deloitte & Touche LLP.

**23.3	Consent of Venable LLP (included in Exhibit 5.1).

*23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).

**24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s pre-effective amendment to Form S-11 (File No. 333-203639), filed May 5, 2015).

*	Filed herewith.

**	Previously filed.

+	Management contract or compensatory plan

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